Exhibit 99.5

Corporate Office Properties Trust

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

(Dollars in thousands)

	Years Ended December 31,
	2008	2007	2006	2005	2004
Earnings:
Income from continuing operations before equity in loss of unconsolidated entities and income taxes	$57,989	$32,076	$33,757	$38,151	$39,879
Gain (loss) on sales of real estate, excluding discontinued operations	1,682	3,108	889	366	(150)
Combined fixed charges and preferred share dividends (from below)	122,395	127,139	111,787	85,240	70,627
Amortization of capitalized interest	890	695	527	337	285
Distributed income (loss) of equity investees	(203)	(224)	26	(164)	(83)
Subtract:
Capitalized interest (from below)	(18,312)	(19,964)	(14,766)	(9,871)	(5,112)
Preferred share dividends included in fixed charges	(16,102)	(16,068)	(15,404)	(14,615)	(16,329)
Preferred unit distributions included in fixed charges	(660)	(660)	(660)	(660)	(179)
Issuance costs associated with redeemed preferred shares	—	—	(3,896)	—	(1,813)
Total earnings	$147,679	$126,102	$112,260	$98,784	$87,125

Combined fixed charges and preferred share dividends:
Interest expense on continuing operations	$86,870	$88,638	$74,023	$55,979	$43,663
Interest expense on discontinued operations	51	1,382	2,417	3,405	3,031
Capitalized interest (internal and external)	18,312	19,964	14,766	9,871	5,112
Amortization of debt issuance costs-capitalized	32	138	237	272	113
Interest included in rental expense	368	289	384	438	387
Preferred share dividends	16,102	16,068	15,404	14,615	16,329
Preferred unit distributions	660	660	660	660	179
Issuance costs associated with redeemed preferred shares	—	—	3,896	—	1,813
Total combined fixed charges and preferred share dividends	$122,395	$127,139	$111,787	$85,240	$70,627

Ratio of earnings to combined fixed charges and preferred share dividends	1.21	.99	1.00	1.16	1.23